September 2018

Free Writing Prospectus pursuant to Rule 433 dated September 21, 2018 / Registration Statement No. 333-219206

GS Finance Corp.	STRUCTURED INVESTMENTS Opportunities in International Equities

Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS at stated maturity (expected to be April 1, 2021) is based on the performance of a weighted basket composed of the EURO STOXX 50® Index (70.00% weighting) and the iShares® MSCI Emerging Markets ETF (30.00% weighting) as measured from the pricing date (expected to be September 28, 2018) to and including the valuation date (expected to be March 29, 2021).

The return on your PLUS is linked in part to the performance of the iShares® MSCI Emerging Markets ETF (ETF), and not to that of the MSCI Emerging Markets Index on which the iShares® MSCI Emerging Markets ETF is based (underlying index). The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its underlying undex. The performance of the ETF may significantly diverge from that of its underlying index.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket component, of: (i) the final basket component value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket component, the quotient of (i) the weighting of such basket component multiplied by 100 divided by (ii) the initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent increase (the percentage increase in the final basket value from the initial basket value), subject to the maximum payment of $14.55 per PLUS. If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount of 10.00% of the initial basket value, you will receive the principal amount of your PLUS. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount. Declines in one basket component may offset increases in the other basket component. Due to the unequal weighting of each basket component, the performance of the EURO STOXX 50® Index will have a significantly larger impact on your return on the notes than the performance of the iShares® MSCI Emerging Markets ETF.

At maturity, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                            if the final basket value is greater than the initial basket value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) basket percent increase, subject to the maximum payment at maturity of $14.55;

•                            if the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, $10; or

•                            if the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, $1.00 plus the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	as described more fully below, a weighted basket composed of the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”) and the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)
Pricing date:	September , 2018 (expected to price on or about September 28, 2018)
Original issue date:	October , 2018 (expected to be October 3, 2018)
Valuation date:	expected to be March 29, 2021, subject to postponement
Stated maturity date:	expected to be April 1, 2021, subject to postponement
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value range:	$9.35 to $9.65. See the following page for more information.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	October , 2018	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($ in total)*	Net proceeds to the issuer:	96.825% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this document in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this document in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
	Basket component	Basket component weighting	Initial basket component value	Multiplier
Basket (continued from previous page):	EURO STOXX 50® Index	70.00%
	iShares® MSCI Emerging Markets ETF	30.00%

Payment at maturity:

If the final basket value is greater than the initial basket value, $10 + the leveraged upside payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, $10

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, (1) the product of $10 × the basket performance factor plus (2) $1.00

This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.00 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	200%
Maximum payment at maturity:	$14.55 per PLUS (145.50% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)
Buffer Amount	10.00%
Basket percent increase:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each basket component times the applicable multiplier for such basket component on such date.
Basket component closing value:	In the case of each basket component, the closing value of such basket component.
Multiplier:

Each multiplier will be set on the pricing date based on the applicable basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS and will equal, for each basket component, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket — Multiplier” above.

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	36256M148 / US36256M1484
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $     per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

About Your PLUS

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this document as the “offered PLUS” or the “PLUS”. Each of the offered PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of a Basket Consisting of an ETF and an Index due April 1, 2021 (the “PLUS”) can be used:

•        As an alternative to direct exposure to the basket that enhances returns for a limited range of positive performance of the basket, subject to the maximum payment at maturity

•      To potentially outperform the basket with respect to moderate increases in the basket from the initial basket value to the final basket value

•      To provide a buffer against a 10.00% negative performance of the basket from the initial basket value to the final basket value

However, you will not receive dividends on ETF or the stocks comprising the basket components (with respect to any basket component, the “basket component stocks”) or any interest payments on your PLUS.

If the final basket value is less than the initial basket value by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the basket beyond the buffer amount, subject to the minimum payment at maturity of $1.00 per PLUS.

Maturity:	Approximately 2.5 years
Payment at maturity:

•                  If the final basket value is greater than the initial basket value, $10 + the leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, $10.

•                  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, (1) the product of $10 × the basket performance factor plus (2) $1.00. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.00 per PLUS at maturity.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Basket percent increase:	(final basket value - initial basket value) / initial basket value
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10.00%
Maximum payment at maturity:	$14.55 per PLUS (145.50% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)
Basket component weightings:	70.00% for the EURO STOXX 50® Index and 30.00% for the iShares® MSCI Emerging Markets ETF
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the basket.  In exchange for enhanced performance of 200.00% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $14.55 per PLUS. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $14.55 per PLUS. If the basket has not appreciated in value or has depreciated in value, but the final basket value has not declined from the initial basket value by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value by more than the buffer amount of 10.00%, investors will lose 1.00% for every 1.00% decline in the basket value beyond the buffer amount from the pricing date to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the basket components or the ETF stocks or any interest payments on the PLUS and investors may lose up to 90.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a limited range of positive performance. However, investors will not receive dividends on the basket components or the ETF stocks or any interest payments on the PLUS.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the basket, subject to the maximum payment at maturity of $14.55 per PLUS (145.50% of the stated principal amount). For example, if the final basket value is 2.00% greater than the initial basket value, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario

The final basket value is equal to the initial basket value or is less than the initial basket value but has not declined by more than the buffer amount of 10.00%. In this case, you receive the stated principal amount of $10 at maturity even if the basket has depreciated by up to 10.00%.

Downside Scenario

The basket declines in value by more than the buffer amount of 10.00%. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value, plus the buffer amount of 10.00%. For example, if the final basket value is 25.00% less than the initial basket value, the PLUS will provide at maturity a loss of 15.00% of principal. In this case, you receive $8.50 per PLUS, or 85.00% of the stated principal amount. The minimum payment at maturity on the PLUS is equal to $1.00 per PLUS.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Buffer amount:	10.00%
Maximum payment at maturity:	$14.55 per PLUS (145.50% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)

PLUS Payoff Diagram

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final basket value of 122.750% of the initial basket value.

	▪	If the basket appreciates 2.00%, investors will receive a 4.00% return, or $10.40 per PLUS.

	▪	If the basket appreciates 50.00%, investors will receive only the maximum payment at maturity of $14.55 per PLUS, or 145.50% of the stated principal amount.

Par Scenario. If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per PLUS.

	▪	If the basket depreciates 5.00%, investors will receive the $10 stated principal amount per PLUS.

▪

Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket from the initial basket value to the final basket value, plus the buffer amount of 10.00%. The minimum payment at maturity is $1.00 per PLUS .

	▪	If the basket depreciates 25.00%, investors will lose 15.00% of their principal and receive only $8.50 per PLUS at maturity, or 85.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the basket components on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing values of the basket components that are entirely hypothetical; the basket closing value on any day throughout the life of the PLUS, including the final basket value on the valuation date, cannot be predicted. The basket components have been highly volatile in the past — meaning that the closing values of the basket components have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket components and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200.00%
Buffer amount	10.00%
Maximum payment at maturity	$14.55 per PLUS
Neither a market disruption event nor a non-underlying business day occurs with respect to any basket component on the originally scheduled valuation date

No change in or affecting (i) the basket components, (ii) any of the basket component stocks, (iii) the method by which the applicable index publisher calculates the EURO STOXX 50® Index or the underlying index of the iShares® MSCI Emerging Markets ETF or (iv) the policies of the investment advisor of the iShares® MSCI Emerging Markets ETF

Moreover, we have not yet set the initial basket component values that will serve as the baseline for determining the amount that we will pay on your PLUS at maturity. We will not do so until the pricing date. As a result, the actual initial basket component values may differ substantially from the basket component closing values prior to the pricing date.

For these reasons, the actual performance of the basket over the life of your PLUS, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical basket component closing values shown elsewhere in this document. For information about the historical values of the basket components during recent periods, see “The Basket and the Basket Components — Historical Closing Values of the Basket Components and Basket Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the basket components between the date of this document and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the basket component stocks.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final basket value and the assumptions noted above.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	145.500%
170.000%	145.500%
160.000%	145.500%
150.000%	145.500%
122.750%	145.500%
120.000%	140.000%
110.000%	120.000%
100.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
89.999%	99.999%
60.000%	70.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be 35.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final basket value were determined to be zero, you would lose 90.000% of your investment in the PLUS. In addition, if the final basket value were determined to be 200.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 145.500% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final basket value beyond 122.750% of the initial basket value.

The following examples illustrate the hypothetical payment at maturity for each PLUS based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the basket components, calculated based on the key terms and assumptions above. The values in Column A represent hypothetical initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the basket components. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each basket component, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E.  The basket percent increase will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 1: The final basket value is greater than the initial basket value. The payment at maturity amount equals the maximum payment at maturity.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (70.00% weighting)	3,300.00	4,950.00	150.00%	0.021212121	105.00
iShares® MSCI Emerging Markets ETF (30.00% weighting)	$43.00	$64.50	150.00%	0.697674419	45.00

			Final Basket Value:		150.00
			Basket Percent Increase:		50.00%

In this example, the hypothetical final basket component values for all of the basket components are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 150.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 + leveraged upside payment, which equals:

$10 + ($10 × 200.00% × 50.00%) = $20.00, which exceeds the maximum payment amount of $14.55.

Since this hypothetical payment at maturity exceeds the maximum payment amount, the hypothetical payment at maturity that we would deliver on your PLUS would be the maximum payment amount of $14.55 for each $10 face amount of your PLUS (i.e. 145.50% of each $10 principal amount of your PLUS).

Example 2: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (70.00% weighting)	3,300.00	3,399.00	103.00%	0.021212121	72.10
iShares® MSCI Emerging Markets ETF (30.00% weighting)	$43.00	$44.29	103.00%	0.697674419	30.90

			Final Basket Value:		103.00
			Basket Percent Increase:		3.00%

In this example, the hypothetical final basket component values for all of the basket components are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 103.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 + leveraged upside payment, which equals:

$10 + ($10 × 200.00% × 3.00%) = $10.60

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3: The final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%. The payment at maturity equals the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (70.00% weighting)	3,300.00	3,135.00	95.00%	0.021212121	66.50
iShares® MSCI Emerging Markets ETF (30.00% weighting)	$43.00	$40.85	95.00%	0.697674419	28.50

			Final Basket Value:		95.00

In this example, the hypothetical final basket component values for all of the basket components are less than the applicable initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 95.00 is less than the initial basket value by an amount less than or equal to the buffer amount, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal the principal amount of the PLUS, or $10.

Example 4: The final basket value is less than initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%. The cash settlement amount is less than the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (70.00% weighting)	3,300.00	1,980.00	60.00%	0.021212121	42.00
iShares® MSCI Emerging Markets ETF (30.00% weighting)	$43.00	$25.80	60.00%	0.697674419	18.00

			Final Basket Value:		60.00

In this example, the hypothetical final basket component values for all of the basket components are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 60.00 is less than the initial basket value by an amount greater than the buffer amount, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 times the basket performance factor plus $1.00, which equals:

($10 x (60.00/100.00)) + $1.00 = $7.00

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the basket component stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other

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than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this document.

We cannot predict the actual final basket value or what the market value of your PLUS will be on any particular underlying business day, nor can we predict the relationship between the basket component closing values of each basket component and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered PLUS will depend on the actual initial basket component value for each basket component, which we will set on the pricing date, and the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS on the stated maturity date may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the basket component stocks, i.e., with respect to a basket component to which your PLUS are linked, the stocks comprising such basket component. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS on the stated maturity date will be based on the performance of a weighted basket composed of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF as measured from the initial basket value set on the pricing date to the basket closing value on the valuation date. If the final basket value has declined from the initial basket value by more than the buffer amount of 10.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the basket value beyond the buffer amount, subject to the minimum payment at maturity of $1.00. Thus, you may lose a substantial portion of your investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the basket components, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your PLUS will be limited because of the maximum payment at maturity of $14.55 per PLUS (145.50% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the basket may rise over the life of your PLUS. Although the

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leverage factor provides 200.00% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 145.50% of the stated principal amount per PLUS, any increase in the final basket value over the initial basket value by more than 22.75% of the initial basket value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the basket components.

The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component

Declines in the value of one basket component may offset an increase in the value of the other basket component. As a result, any return on the basket — and thus on your PLUS — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your PLUS at maturity. In addition, because the basket components are not equally weighted, increases in the lower weighted basket component may be offset by even small decreases in the more heavily weighted basket component.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the ETF or the Basket Component Stocks, as Applicable

The index publisher of the EURO STOXX 50® Index calculates the value of the EURO STOXX 50® Index by reference to the prices of its basket component stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned such basket component stocks and received the dividends paid on those stocks. In addition, the return on your PLUS will not reflect the return you would realize if you actually owned the iShares® MSCI Emerging Markets ETF and received the dividends paid on the shares of such ETF. You will not receive any dividends that may be paid on any of the basket component stocks by the basket component stock issuers or on the shares of the iShares® MSCI Emerging Markets ETF. See “—Investing in the PLUS is Not Equivalent to Investing in the Basket Components; You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Basket Component Stocks” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain

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variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Basket Components at Any Time Other than the Valuation Date

The final basket value will be based on the closing values of the basket components on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the closing values of the basket components dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to closing values of the basket components prior to such drop in the values of the basket components. Although the actual value of the basket components on the stated maturity date or at other times during the life of your PLUS may be higher than the closing values of the basket components on the valuation date, you will not benefit from the closing values of the basket components at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•                  the value of the basket and the basket components;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing values of the basket components;

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•                  the dividend rates of the basket component stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the basket component stocks, and which may affect the closing values of the basket components;

•                  interest rates and yield rates in the market;

•                  the time remaining until your PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the basket components based on their historical performance. The actual performance of the basket components over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical closing values of the basket components or to the hypothetical examples shown elsewhere in this document.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Values of the Basket Components Change, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the basket components. Changes in the value of one or more of the basket components may not result in a comparable change in the market value of your PLUS. Even if the value of one or more of the basket components increases above its initial basket component value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the basket components. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components or the basket component stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the basket components or the basket component stocks, as applicable.

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In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the values of the basket components — directly or indirectly by affecting the value of the basket component stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the basket components or basket component stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

The Policies of the EURO STOXX 50® Index Publisher and Changes That Affect the EURO STOXX 50® Index or the Basket Component Stocks Comprising the EURO STOXX 50® Index Could Affect the Payment at Maturity and the Market Value of the PLUS

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The policies of the EURO STOXX 50® Index publisher concerning the calculation of the value of the EURO STOXX 50® Index, additions, deletions or substitutions of basket component stocks comprising the EURO STOXX 50® Index and the manner in which changes affecting the basket component stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the EURO STOXX 50® Index, could affect the value of the EURO STOXX 50® Index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the EURO STOXX 50® Index publisher changes these policies, for example, by changing the manner in which it calculates the EURO STOXX 50® Index value or if the EURO STOXX 50® Index publisher discontinues or suspends calculation or publication of the value of the EURO STOXX 50® Index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the EURO STOXX 50® Index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the value of the EURO STOXX 50® Index on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 1,735.

Investing in the PLUS is Not Equivalent to Investing in the Basket Components; You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Basket Component Stock

Investing in your PLUS is not equivalent to investing in the basket components and will not make you a holder of any shares of the ETF or any basket component stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the ETF or the basket component stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the ETF or the basket component stocks or any other rights of a holder of any shares of the ETF or the basket component stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any shares of the ETF or any basket component stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this document. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

The Policies of the iShares® MSCI Emerging Markets ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of the MSCI Emerging Markets Index, MSCI Inc., Could Affect the Payment at Maturity on Your PLUS and Their Market Value

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The iShares® MSCI Emerging Markets ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “iShares® MSCI Emerging Markets ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the iShares® MSCI Emerging Markets ETF investment advisor concerning the calculation of the net asset value of the iShares® MSCI Emerging Markets ETF, additions, deletions or substitutions of securities in the iShares® MSCI Emerging Markets ETF and the manner in which changes affecting the MSCI Emerging Markets Index are reflected in the iShares® MSCI Emerging Markets ETF that could affect the market price of the shares of the iShares® MSCI Emerging Markets ETF and, therefore, the payment at maturity, if any, on your PLUS on the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the iShares® MSCI Emerging Markets ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the iShares® MSCI Emerging Markets ETF, or if the iShares® MSCI Emerging Markets ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the iShares® MSCI Emerging Markets ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing price of the iShares® MSCI Emerging Markets ETF on the valuation date — and thus the amount payable on the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the iShares® MSCI Emerging Markets ETF on the determination date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” on page S-27 of the accompanying general terms supplement no. 1,735.

In addition, MSCI Inc. (the “index sponsor”) owns the MSCI Emerging Markets Index and is responsible for the design and maintenance of that MSCI Emerging Markets Index. The policies of the index sponsor concerning the calculation of the MSCI Emerging Markets Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the MSCI Emerging Markets Index, could affect the level of the MSCI Emerging Markets Index and, consequently, could affect the market prices of shares of the iShares® MSCI Emerging Markets ETF and, therefore, the amount payable on your PLUS, if any, and their market value.

There Are Risks Associated with the iShares® MSCI Emerging Markets ETF

Although the iShares® MSCI Emerging Markets ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets ETF or that there will be liquidity in the trading market.

In addition, the iShares® MSCI Emerging Markets ETF is subject to management risk, which is the risk that the iShares® MSCI Emerging Markets ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the iShares® MSCI Emerging Markets ETF investment advisor may select up to 10% of the iShares® MSCI Emerging Markets ETF’s assets to be invested in shares of equity securities that are not included in the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF is also not actively managed and may be affected by a general decline in market segments relating to the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF investment advisor invests in securities included in, or representative of, the MSCI Emerging Markets Index regardless of their investment merits.  The iShares® MSCI Emerging Markets ETF investment advisor does not attempt to take defensive positions in declining markets.

In addition, the iShares® MSCI Emerging Markets ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in

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designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the iShares® MSCI Emerging Markets ETF will be required to confirm on an ongoing basis that the components of the index satisfy the applicable listing requirements.  In the event that the index does not comply with the applicable listing requirements, the iShares® MSCI Emerging Markets ETF would be required to rectify such non-compliance by requesting that the index sponsor modify the index, adopting a new index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the index sponsor would so modify the index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the iShares® MSCI Emerging Markets ETF being delisted by the NYSE Arca.

The iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index are Different and the Performance of the ETF May Not Correlate with the Performance of the MSCI Emerging Markets Index

The iShares® MSCI Emerging Markets ETF uses a representative sampling strategy (more fully described under “The iShares® MSCI Emerging Markets ETF”) to attempt to track the performance of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets ETF may not hold all or substantially all of the equity securities included in the MSCI Emerging Markets Index and may hold securities or assets not included in the MSCI Emerging Markets Index. Therefore, while the performance of the iShares® MSCI Emerging Markets ETF is generally linked to the performance of the MSCI Emerging Markets Index, the performance of the iShares® MSCI Emerging Markets ETF is also linked in part to shares of equity securities not included in the MSCI Emerging Markets Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the iShares® MSCI Emerging Markets ETF investment advisor.

Imperfect correlation between the iShares® MSCI Emerging Markets ETF’s portfolio securities and those in the MSCI Emerging Markets Index, rounding of prices, changes to the MSCI Emerging Markets Index and regulatory requirements may cause tracking error, the divergence of the iShares® MSCI Emerging Markets ETF’s performance from that of the MSCI Emerging Markets Index.

In addition, the performance of the iShares® MSCI Emerging Markets ETF will reflect additional transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index and this may increase the tracking error of the iShares® MSCI Emerging Markets ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index. Finally, because the shares of the iShares® MSCI Emerging Markets ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets ETF may differ from the net asset value per share of the iShares® MSCI Emerging Markets ETF.

For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets ETF may not correlate with the performance of the MSCI Emerging Markets Index. Consequently, the return on the PLUS will not be the same as investing directly in the iShares® MSCI Emerging Markets ETF or in the MSCI Emerging Markets Index or in the iShares® MSCI Emerging Markets ETF stocks or in the MSCI Emerging Markets Index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the MSCI Emerging Markets Index.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities Markets

The value of your PLUS is linked to the EURO STOXX 50® Index, which is comprised of stocks from one or more foreign securities markets, and to the iShares® MSCI Emerging Markets ETF, which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities

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market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the basket components are not traded, the value of the securities underlying the basket components may change on days when shareholders will not be able to purchase or sell shares of the basket components. This could result in premiums or discounts to the basket components’ net asset value that may be greater than those experienced by a basket component that does not hold foreign assets.

The countries whose markets are represented by the iShares® MSCI Emerging Markets ETF include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the iShares® MSCI Emerging Markets ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the iShares® MSCI Emerging Markets ETF.

Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The iShares® MSCI Emerging Markets ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the iShares® MSCI Emerging Markets ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of

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the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the iShares® MSCI Emerging Markets ETF may not increase even if the non-dollar value of the asset held by the iShares® MSCI Emerging Markets ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market value of the PLUS and price of the iShares® MSCI Emerging Markets ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your PLUS and the trading market for your PLUS.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your PLUS.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

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Your PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your PLUS. If all or a portion of your PLUS were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the iShares® MSCI Emerging Markets ETF or on the stocks included in the EURO STOXX 50® Index during the term of the PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

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The Basket and the Basket Components

The Basket

The basket is composed of two basket components with the following basket component weightings within the basket: the EURO STOXX 50® Index (70.00%) and the iShares® MSCI Emerging Markets ETF (30.00%).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The value of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.

The top ten constituent stocks of the EURO STOXX 50® Index as of September 4, 2018, by weight, are: Total S.A. (6.15%), SAP SE (4.78%), Siemens AG (4.04%), Sanofi (3.57%), Allianz SE (3.46%), LVMH Moët Hennessy Louis Vuitton SE (3.39%), Bayer AG (3.21%), ASML Holding N.V. (3.20%), Unilever N.V. (3.19%) and BASF SE (3.10%);  constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. We are not incorporating by reference the website or any material it includes in this document.

As of September 4, 2018, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (4.30%), Banks (12.50%), Chemicals (5.07%), Construction & Materials (3.85%), Food & Beverage (4.45%), Health Care (10.66%), Industrial Goods & Services (11.25%), Insurance (6.64%), Media (0.99%), Oil & Gas (7.92%), Personal & Household Goods (10.40%), Real Estate (1.05%), Retail (2.33%), Technology (9.13%), Telecommunications (4.54%) and Utilities (4.93%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of September 4, 2018, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.62%), Finland (1.16%), France (38.98%), Germany (31.80%), Ireland (1.04%), Italy (4.65%), Netherlands (10.99%) and Spain (8.76%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,735.

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The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The PLUS or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

The iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF (the “ETF”) are issued by iShares, Inc., a registered investment company. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The ETF trades on the NYSE Arca under the ticker symbol “EEM”. BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the ETF.

The following tables display the top holdings and weighting by sector and country of the ETF. A list of constituent stocks can be found at us.iShares.com/product_info/fund/overview/EEM.htm. We are not incorporating by reference the website or any material it includes in this document. This information has been obtained from the iShares® website without independent verification.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of September 19, 2018

ETF Stock Issuer	Percentage (%)

TENCENT HOLDINGS LTD	4.57%
TAIWAN SEMICONDUCTOR MANUFACTURING	4.03%
SAMSUNG ELECTRONICS LTD	3.87%
ALIBABA GOUP HOLDING ADR REPRESEN	3.68%
NASPERS LIMITED N LTD	1.85%
CHINA CONSTRUCTION BANK CORP H	1.59%
BAIDU ADR REPTG INC CLASS A	1.23%
CHINA MOBILE LTD	1.16%
PING AN INSURANCE (GROUP) CO OF CH	0.99%
INDUSTRIAL AND COMMERCIAL BANK OF	0.95%
Total	23.92%

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iShares® MSCI Emerging Markets ETF Weighting by Country as of September 19, 2018*

Country	Percentage (%)
China	30.93%
Korea (South)	14.72%
Taiwan	12.12%
India	8.94%
South Africa	6.03%
Brazil	5.97%
Russian Federation	3.55%
Mexico	3.21%
Thailand	2.50%
Malaysia	2.46%
Indonesia	1.93%
Poland	1.22%
Chile	1.09%
Cash and/or Derivatives	0.33%
Other	5.00%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

iShares® MSCI Emerging Markets ETF Weighting by Sector as of September 19, 2018*ǂ

Sector	Percentage (%)

Information Technology	26.92%
Financials	22.91%
Consumer Discretionary	9.14%
Energy	7.93%
Materials	7.85%
Consumer Staples	6.60%
Industrials	5.39%
Telecommunications	4.47%
Health Care	3.09%
Real Estate	2.90%
Utilities	2.46%
Cash and/or Derivatives	0.33%
Total	99.99%

* Percentages may not sum to 100% due to rounding.

ǂ It has been announced that the Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the MSCI Emerging Markets Index, is expected to be updated in September 2018. Please see below for additional information about these updates.

As of August 31, 2018, iShares® reported the following average annual returns on the market price of the ETF’s shares and the MSCI Emerging Markets Index. The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. ETF shares: 1 year, -1.5%; 3 years, 10.73%; 5 years, 4.63%; 10 years, 2.75%; since inception, 10.99%; index: 1 year, -0.68%; 3 years, 11.42%; 5 years, 5.04%; 10 years, 3.45%; since ETF inception,11.48%.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the ETF, on the securities purchased by the ETF or on the securities that comprise the index.

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As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index, representing on a pro forma basis a weight of approximately 2.6% of the MSCI Emerging Markets Index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. In addition, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the MSCI Emerging Markets Index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

MSCI and S&P Dow Jones Indices LLC have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update is expected to broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector is expected to include the existing Telecommunication Services Industry group, as well as the Media Industry group, which is expected to move from the Consumer Discretionary sector and be renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group is expected to contain three industries: Media, Entertainment and Interactive Media & Services. The Media industry is expected to continue to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry is expected to contain the Movies & Entertainment sub-industry (which is expected to include online entertainment streaming companies in addition to companies currently classified in such industry) and the Interactive Home Entertainment sub-industry (which is expected to include companies from the current Home Entertainment Software sub-industry in the Information Technology sector, as well as producers of mobile gaming applications). The Interactive Media & Services industry and sub-industry is expected to include companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and will include search engines, social media and networking platforms, online classifieds and online review companies.

The above information supplements the description of the ETF found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the ETF investment advisor, however, the percentages we have listed above are approximate and may not match the information available on the ETF investment advisor’s website due to subsequent corporate actions or other activity relating to a particular stock.  For more details about the ETF and the ETF investment advisor, see “The Underlyings — The iShares® MSCI Emerging Markets ETF” on page S-91 of the accompanying general terms supplement no. 1,735.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The PLUS referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such PLUS.

Historical Closing Values of the Basket Components and Basket Closing Values

The respective basket component closing values of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing value of any of the basket components during any period shown below is not an indication that the basket components are more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical closing values of the basket components or the historical basket closing values as an indication of the future performance of the basket components or the basket. We cannot give you any assurance that the future performance of the basket components, the basket or the basket component stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the basket components. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the basket components between the date of this document and the date of your purchase of the offered PLUS. The actual performance of each basket component over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical closing values shown below.

The tables below shows the high, low and period end basket component closing values of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF for each of the four calendar quarters in 2013, 2014, 2015, 2016 and 2017 and the first three calendar quarters of 2018 (through September 19, 2018). We obtained the basket component closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Values of the EURO STOXX 50® Index

	High	Low	Period End

2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67
Quarter ended December 31	3,506.45	3,069.05	3,267.52
2016
Quarter ended March 31	3,178.01	2,680.35	3,004.93
Quarter ended June 30	3,151.69	2,697.44	2,864.74
Quarter ended September 30	3,091.66	2,761.37	3,002.24
Quarter ended December 31	3,290.52	2,954.53	3,290.52

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	High	Low	Period End

2017
Quarter ended March 31	3,161.55	2,979.48	3,160.69
Quarter ended June 30	3,276.11	3,105.46	3,122.17
Quarter ended September 30	3,594.85	3,388.22	3,594.85
Quarter ended December 31	3,697.40	3,503.96	3,503.96
2018
Quarter ended March 31	3,672.29	3,278.72	3,361.50
Quarter ended June 30	3,592.18	3,340.35	3,395.60
Quarter ending September 30 (through September 19, 2018)	3,527.18	3,293.36	3,368.56

Historical Quarterly High, Low and Period End Closing Values of the iShares® MSCI Emerging Markets ETF

	High	Low	Period End
2013
Quarter ended March 31	$45.20	$41.80	$42.78
Quarter ended June 30	$44.23	$36.63	$38.57
Quarter ended September 30	$43.29	$37.34	$40.77
Quarter ended December 31	$43.66	$40.44	$41.77
2014
Quarter ended March 31	$40.99	$37.09	$40.99
Quarter ended June 30	$43.95	$40.82	$43.23
Quarter ended September 30	$45.85	$41.56	$41.56
Quarter ended December 31	$42.44	$37.73	$39.29
2015
Quarter ended March 31	$41.07	$37.92	$40.13
Quarter ended June 30	$44.09	$39.04	$39.62
Quarter ended September 30	$39.78	$31.32	$32.78
Quarter ended December 31	$36.29	$31.55	$32.19
2016
Quarter ended March 31	$34.28	$28.25	$34.25
Quarter ended June 30	$35.26	$31.87	$34.36
Quarter ended September 30	$38.20	$33.77	$37.45
Quarter ended December 31	$38.10	$34.08	$35.01
2017
Quarter ended March 31	$39.99	$35.43	$39.39
Quarter ended June 30	$41.93	$38.81	$41.39
Quarter ended September 30	$45.85	$41.05	$44.81
Quarter ended December 31	$47.81	$44.82	$47.12
2018
Quarter ended March 31	$52.08	$45.69	$48.02
Quarter ended June 30	$48.14	$42.33	$43.33
Quarter ending September 30 (through September 19, 2018)	$45.03	$41.14	$42.56

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The graphs below show the daily historical closing values of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF from January 1, 2007 through September 19, 2018. We obtained the basket component closing values in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2007 through September 19, 2018 assuming that the basket closing value was 100 on January 1, 2007. We derived the basket closing values based on the method to calculate the basket closing value as described in this document and on actual closing values of the basket components on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2007 was 100. As noted

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

in this document, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the basket components.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:

ETF investment advisor for the iShares® MSCI Emerging Markets ETF:	BlackRock Fund Advisors (“BFA”)

Underlying index publisher for the EURO STOXX 50® Index:	STOXX Limited

Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None

Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735

Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Closing value:

With respect to each basket component, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735 and, with respect to the iShares® MSCI Emerging Markets ETF only, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Underlying business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this document. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on October  , 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

September 2018

GS Finance Corp. Buffered PLUS Based on the Value of a Basket Consisting of an Index and an ETF due April 1, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your PLUS:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

September 2018

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Buffered PLUS Based on the Value of a Basket Consisting of an ETF and an Index due April 1, 2021

Principal at Risk Securities

Goldman Sachs & Co. LLC